ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER RESULTS

Progress on strategic initiatives; 3% net sales growth in Hollister and overall net sales down 4% in an intense promotional environment

New Albany, Ohio, May 25, 2017: Abercrombie & Fitch Co. (NYSE: ANF) today reported a net loss per diluted share of $0.91 for the first quarter ended April 29, 2017.

The net loss per diluted share for the first quarter of fiscal 2017 included the following tax impacts:

•	a non-cash income tax charge of $0.14 per diluted share related to a change in share-based compensation accounting standards, as previously announced;

•	an adverse impact of approximately $0.05 per diluted share related to a lower than expected core tax rate, which is sensitive at lower levels of full year earnings

Last year, the company reported a net loss per diluted share of $0.59 for the first quarter ended April 30, 2016.

In addition, the company reported an operating loss of $69.9 million for the first quarter, which included the adverse impact from year-over-year changes in foreign currency exchange rates of approximately $5.3 million, compared to an operating loss of $54.9 million last year.

Fran Horowitz, Chief Executive Officer, said:

"We are encouraged by our progress across all brands, particularly in March and April as a whole, in an aggressively promotional environment. We are pleased with the performance of our largest brand, Hollister, as our strategic initiatives continue to deliver. Abercrombie comparable sales were in line with our expectations as we continue to apply the learnings from Hollister's successes. Our focus on closeness to our customers enables us to adapt and execute better and faster, ensuring more consistent delivery of the right product at the right time, with the right brand voice, and through the right brand experience.

While we anticipate the second quarter environment to remain promotional, we expect results to improve further in the second half of the year, as we see returns from our strategic investments in marketing and omnichannel. The international roll-out of full omnichannel capabilities, coupled with insights from multiple customer touchpoints online and in-store, including our rapidly growing loyalty programs, means we are better equipped to anticipate our customers’ needs whenever, wherever and however they choose to engage with our brands. We continue to tightly manage costs and inventory, and focus on execution to position our business for sustainable growth."

First Quarter Sales Results

Net sales for the first quarter of $661.1 million were down 4% over last year, with comparable sales for the first quarter down 3%.

Fiscal 2017 Comparable Sales Summary (1)
Brand		Geography
	First Quarter		First Quarter
Hollister(2)	3%	United States	(3)%
Abercrombie(3)	(10)%	International	(2)%
Total Company	(3)%	Total Company	(3)%

(1) Comparable sales are calculated on a constant currency basis.
(2) Hollister includes the Hollister and Gilly Hicks brands.
(3) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the first quarter increased 3% to $374.7 million for Hollister and decreased 11% to $286.4 million for Abercrombie versus last year.

By geography, net sales for the first quarter decreased 4% to $409.1 million in the U.S. and decreased 3% to $252.0 million in international markets versus last year.

Direct-to-consumer sales grew to approximately 27% of total company net sales for the first quarter, compared to approximately 24% of total company net sales last year.

Additional First Quarter Results Commentary

The gross profit rate for the first quarter was 60.3%, 130 basis points lower than last year on a constant currency basis, primarily due to lower average unit retail, partially offset by lower average unit cost.

Stores and distribution expense for the first quarter was $359.9 million, down from $369.1 million last year, primarily due to expense reduction efforts and the realization of savings on lower sales, partially offset by higher direct-to-consumer expense.

Marketing, general and administrative expense for the first quarter was $109.9 million, down from $114.4 million last year, primarily due to expense reduction efforts, partially offset by higher marketing expense.

Asset impairment charges for the first quarter were $0.7 million.

Net other operating income for the first quarter was $1.7 million, compared to $2.9 million last year.

Operating loss for the first quarter was $69.9 million, compared to $54.9 million last year.

The effective tax rate for the first quarter was 18%, reflecting a 31% core tax rate, which remains highly sensitive at lower levels of full year pre-tax earnings, and a discrete non-cash income tax charge of $9.3 million related to a change in share-based compensation accounting standards.

Net loss attributable to Abercrombie & Fitch Co. for the first quarter was $61.7 million, compared to $39.6 million last year.

The company ended the quarter with $421.4 million in cash and cash equivalents, and gross borrowings under the company's term loan agreement of $268.3 million, compared to $491.0 million in cash and cash equivalents and $293.3 million in borrowings last year.

The company ended the quarter with $398.8 million in inventory, a decrease of 8% versus last year.

Other Developments

As previously announced, on May 19, 2017 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on June 12, 2017 to stockholders of record at the close of business on June 2, 2017.

Outlook

For fiscal 2017, the company expects:

•	Comparable sales to remain challenging in the second quarter, with trend improvement in the second half of the year

•	Continued adverse impact from foreign currency on sales and operating income

•	A gross margin rate down slightly to last year's adjusted non-GAAP rate of 61.0%, with continued pressure in the second quarter

•
Operating expense to be down at least 3% from last year's adjusted non-GAAP operating expense of $2.025 billion, with approximately 65% of the full year reduction to occur in the second half of the year

•	Net income attributable to noncontrolling interests of approximately $4 million

•	A weighted average diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks

On a full year basis, the company now expects the effective tax rate to reflect a core tax rate in the low 30s, which remains highly sensitive at lower levels of pre-tax earnings. Additionally, the company expects discrete non-cash income tax charges for the full year of approximately $11 million primarily related to a change in share-based compensation accounting standards.

The company expects capital expenditures to be approximately $100 million for the full year.

The company plans to open seven full-price stores in fiscal 2017, primarily in the U.S. The company also plans to open two new outlet stores. In addition, the company anticipates closing approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

An investor presentation of first quarter results will be available in the "Investors" section of the company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Daylight Time, today.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, disclosed in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 28, 2017, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2017 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; direct-to-consumer sales channels are a significant component of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; our failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; changes in the cost, availability and quality of raw materials, labor, transportation and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands.  The iconic Abercrombie & Fitch brand embodies American casual luxury.  With an updated attitude that reflects the confidence of today’s 20+ consumer, Abercrombie & Fitch remains true to its 125-year heritage of creating expertly crafted products with an effortless, American style.  The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market.  abercrombie kids creates smart, playful apparel for children ages 3-14, celebrating the wide-eyed wonder of childhood. The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style.

The Company operates approximately 900 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Daylight Time, the company will conduct a conference call. Management will discuss the company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 857-6176 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4879. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1371111 or through www.abercrombie.com.

Investor Contact:	Media Contact:

Brian Logan	Michael Scheiner
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@abercrombie.com	Public_Relations@abercrombie.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 29, 2017	% of Net Sales	April 30, 2016	% of Net Sales
Net sales	$661,099	100.0%	$685,483	100.0%
Cost of sales, exclusive of depreciation and amortization	262,174	39.7%	259,762	37.9%
Gross profit	398,925	60.3%	425,721	62.1%
Stores and distribution expense	359,929	54.4%	369,118	53.8%
Marketing, general and administrative expense	109,893	16.6%	114,447	16.7%
Asset impairment	730	0.1%	—	—%
Other operating income, net	(1,686)	(0.3)%	(2,933)	(0.4)%
Operating loss	(69,941)	(10.6)%	(54,911)	(8.0)%
Interest expense, net	4,120	0.6%	4,506	0.7%
Loss before taxes	(74,061)	(11.2)%	(59,417)	(8.7)%
Tax benefit	(13,052)	(2.0)%	(20,787)	(3.0)%
Net loss	(61,009)	(9.2)%	(38,630)	(5.6)%
Less: Net income attributable to noncontrolling interests	691	0.1%	957	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(61,700)	(9.3)%	$(39,587)	(5.8)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.91)		$(0.59)
Diluted	$(0.91)		$(0.59)

Weighted-average shares outstanding:
Basic	68,073		67,625
Diluted	68,073		67,625

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 29, 2017	January 28, 2017	April 30, 2016
ASSETS
Current assets:
Cash and equivalents	$421,441	$547,189	$490,975
Receivables	90,346	93,384	61,690
Inventories, net	398,750	399,795	435,663
Other current assets	91,565	98,932	106,200
Total current assets	1,002,102	1,139,300	1,094,528
Property and equipment, net	806,057	824,738	886,346
Other assets	349,806	331,719	363,308
TOTAL ASSETS	$2,157,965	$2,295,757	$2,344,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$147,531	$187,017	$157,024
Accrued expenses	248,915	273,044	294,303
Short-term portion of deferred lease credits	19,522	20,076	23,298
Income taxes payable	5,264	5,863	2,287
Short-term portion of borrowings, net	—	—	733
Total current liabilities	421,232	486,000	477,645
Long-term liabilities:
Long-term portion of deferred lease credits	$75,886	$76,321	$87,492
Long-term portion of borrowings, net	263,353	262,992	285,882
Leasehold financing obligations	47,120	46,397	50,733
Other liabilities	169,588	172,008	187,635
Total long-term liabilities	555,947	557,718	611,742
Total Abercrombie & Fitch Co. stockholders' equity	1,171,972	1,243,435	1,249,656
Noncontrolling interests	8,814	8,604	5,139
Total stockholders' equity	1,180,786	1,252,039	1,254,795
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,157,965	$2,295,757	$2,344,182

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that the non-GAAP financial measures presented in this news release are useful to investors as they supplement investors' understanding of underlying business trends, comparability across periods and provide the ability to measure the company’s operating performance. Management used these non-GAAP financial measures during the periods presented to assess the company's performance, to make decisions about how to allocate resources and to develop expectations for future operating performance. The company provides certain financial information on a constant currency basis. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 35% tax rate. In addition, the company provides comparable sales which is defined as the aggregate of: (1) year-over-year sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of currency fluctuation, and (2) year-over-year direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of currency fluctuation. Non-GAAP financial measures should be used supplemental to, not as an alternative to, the company's GAAP financial results, and may not be the same as similar measures presented by other companies.

Abercrombie & Fitch Co.
Store Count Activity

Thirteen Weeks Ended April 29, 2017
	Abercrombie (1)(2)		Hollister (3)		Total
	United States	International	United States	International	United States	International
January 28, 2017	311	44	398	145	709	189
New	2	—	1	—	3	—
Closed	(5)	(1)	(2)	—	(7)	(1)
April 29, 2017	308	43	397	145	705	188

(1)	Includes Abercrombie & Fitch and abercrombie kids brands.

(2)	Excludes three international franchise stores as of April 29, 2017 and excludes one international franchise store as of January 28, 2017.

(3)	Excludes five international franchise stores as of April 29, 2017 and excludes three international franchise stores as of January 28, 2017.